EXHIBIT 99.1
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For further information contact:	Media:
AT EMISPHERE TECHNOLOGIES, INC. Elliot M. Maza, CPA, J.D. Chief Financial Officer	BMC Communications Dan Budwick 212-477-9007 ext. 14

914-785-4703

Emisphere To Receive Milestone Payment For eligen® Technology
To Be Used In New Development Program

•	Novartis Pharma AG elects to develop oral growth hormone using Emisphere’s technology

•	Emisphere to receive $5 million milestone payment

Tarrytown, NY – May 1, 2006 -— Emisphere Technologies, Inc. (“Emisphere”, NASDAQ: EMIS) announced today that Novartis Pharma AG has notified Emisphere that Novartis Pharma AG will initiate the development of an oral human growth hormone (rhGH) product using Emisphere’s eligen® delivery technology. Emisphere is entitled to a $5 million development commencement milestone payment as a result of the Novartis Pharma AG decision to proceed with product development.

“We are very pleased that Novartis has elected to commence this oral product development using our technology,” commented Michael M. Goldberg, M.D., Chairman and Chief Executive Officer of Emisphere. “We are eagerly awaiting the results of a study which we hope will show that such a large and complex protein can be delivered orally in an active form by Emisphere’s eligen® delivery technology. The study is currently on-going, however positive results would exemplify the utility of Emisphere’s eligen® technology for the oral delivery of large proteins similar in size and complexity to rhGH.”

Novartis Pharma AG notified Emisphere that it had initiated a multidose study in growth hormone-deficient adults with the oral formulation of rhGH in Q1 this year. Once finished, the results of the trial will be communicated in an appropriate and timely manner.

The payment of this development commencement milestone is the result of a license agreement executed by Emisphere and Novartis. Emisphere is entitled to receive additional milestones and royalties from Novartis should an oral growth hormone product be commercialized using Emisphere’s eligen® technology.

In 2000, Emisphere and Novartis entered into a license agreement for the development of oral salmon calcitonin for the treatment of osteoporosis; in 2004, the two companies entered into a license agreement for the development of oral human growth hormone. In March of 2006, the two companies entered into a license agreement for the development of an oral form of parathyroid hormone (PTH) fragment 1-34 following a January 2006 ruling by a U.S. Federal Court that Eli Lilly had breached its agreements on PTH with Emisphere.

About Recombinant Human Growth Hormone (rhGH)

Many children and adults suffer from growth hormone deficiency. Growth hormone is necessary to stimulate growth in children by promoting the growth of muscle and bone. In adults, growth hormone maintains muscle and bone quality. Recombinant human growth hormone (rhGH) has been available for several years but must be administered by injection. Prescribed dosing regimens range from three to seven injections per week, and may continue for several years. The annual sales of injectable growth hormone products are currently estimated at over $2.5 billion.

About The eligen® Technology

Emisphere’s broad-based oral drug delivery technology platform, known as the eligen® technology, is based on the use of proprietary, synthetic chemical compounds, known as EMISPHERE® delivery agents, or “carriers”. These molecules facilitate or enable the transport of the therapeutic macromolecules across biological membranes such as those of the gastrointestinal tract, and exert their desired pharmacological effect. Emisphere’s eligen® technology makes it possible to orally deliver a therapeutic molecule without altering its chemical form or biological integrity.

About Emisphere Technologies, Inc.

Emisphere Technologies, Inc. is a biopharmaceutical company pioneering the oral delivery of otherwise injectable drugs. Emisphere’s business strategy is to develop oral forms of injectable drugs, either alone or with corporate partners, by applying its proprietary eligen®® technology to those drugs or licensing its eligen®® technology to partners who typically apply it directly to their marketed drugs. Emisphere’s eligen® technology has enabled the oral delivery of proteins, peptides, macromolecules and charged organics. Emisphere and its partners have advanced oral formulations or prototypes of salmon calcitonin, heparin, insulin, parathyroid hormone, human growth hormone and cromolyn sodium into clinical trials. Emisphere has strategic alliances with world-leading pharmaceutical companies. For further information, please visit http://www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates and the sufficiency of Emisphere’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K (file no. 1-10615) filed on March 16, 2006.